Exhibit 99.1

FOR IMMEDIATE RELEASE

New York, New York, March 14, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) announced that its 72% owned subsidiary, Interparfums SA, issued the following news release today.

COACH AND INTERPARFUMS EXTEND THEIR PARTNERSHIP IN THE UNIVERSE OF FRAGRANCES UNTIL JUNE 2031

In 2015, Coach and Interparfums signed an exclusive worldwide license agreement for the creation, the manufacturing and the distribution of fragrances under the Coach brand until June 30, 2026.

Thanks primarily to the successful launches of Coach and Coach Dreams men’s and women’s lines, sales of Coach fragrances increased from less than €10m in 2015 to nearly €190m in 2024.

In this context, the two companies have decided to renew their partnership for an additional five-year period, thereby extending the license until June 30, 2031.

Two significant new flankers for the Coach line will be launched in 2025. This marks continued pursuit of worldwide development for the brand in the perfumes sector.

Philippe Benacin, Chairman and CEO commented: “In less than ten years, we have succeeded in building a legitimate and coherent fragrance offering based on a high-quality brand name recognized for both its image and its products. We are extremely ambitious and confident in the brand’s continuing growth in the short, medium and long-term, especially driven by its gender complementarity, with equal popularity for men’s and women’s fragrances.”

About Interparfums SA:

Founded by Philippe Benacin and Jean Madar in 1982, Interparfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Boucheron, Coach, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Moncler, Montblanc and Van Cleef & Arpels. The company is also the owner of Lanvin fragrances and the Rochas brand. With products sold in over 100 countries worldwide through a selective distribution network, in 2024 Interparfums had consolidated sales of €880m, accompanied by an operating margin of 20% and €180m in cash and cash equivalents. Interparfums is publicly listed on the Euronext Paris Stock Exchange with a market capitalization in excess of €3 billion.

Contacts:

Philippe Benacin

Chairman - Chief Executive Officer

Philippe Santi

Executive Vice President

Cyril Levy-Pey

Corporate Communications Manager

+ 33 (0)1 53 77 00 00

www.interparfums.fr

About Coach:

Coach is a global fashion house founded in New York in 1941. Inspired by the vision of Creative Director Stuart Vevers and the inclusive and courageous spirit of its hometown, the brand makes beautiful things, crafted to last—for you to be yourself in. Coach is a Tapestry, Inc. brand. Tapestry is publicly listed on the New York Stock Exchange under the ticker TPR.

Press Inquiries:

Amanda Garcia Santana

Global Head of PR & Talent Relations

agarciasantana@coach.com

Brooke Hudson

Director, Global Public Relations

bhudson@coach.com

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license agreements with brand owners. Interparfums, Inc. manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums, Inc. files from time to time with the Securities and Exchange Commission. Interparfums, Inc. does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc. Michel Atwood Chief Financial Officer (212) 983-2640 www.interparfumsinc.com	or	The Equity Group Inc. Karin Daly Investor Relations Counsel (212) 836-9623 / kdaly@equityny.com www.theequitygroup.com